JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of December 10, 2012, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.001 per share, of Atlas Financial Holdings, Inc. a Cayman Islands corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: December 10, 2012

MAGNOLIA CAPITAL PARTNERS, LLC

By:	/s/ Stephen J. Heyman
Title:	Stephen J. Heyman, Manager

/s/ Stephen J. Heyman
Stephen J. Heyman

/s/ James F. Adelson
James F. Adelson